Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Doug Marohn	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	CEO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial’s Las Vegas Grand Opening.

November 13, 2020 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) – an industry leading branch-based subprime auto lender focused on servicing the needs of the local independent dealer – announced today a grand opening celebration for our latest expansion branch office in Las Vegas, NV at 7985 W. Sunset Road, Suite 106 on November 18, 2020. The official ribbon cutting ceremony will commerce at 3:30 pm and the celebration will continue until 7:30 pm. Please contact the local office at 702-879-4815 for more information regarding the event.

“We are excited to celebrate our renewed focus on expansion with our first branch office in Las Vegas, Nevada.  We are even more excited about our talented local management team,” said Doug Marohn, president and CEO of Nicholas Financial. “Expanding our branch network is a key initiative for us and an integral part of our growth strategy for Fiscal Year 2021 and beyond.

In addition to the new Las Vegas, NV office the Company has expansion efforts underway in Salt Lake City, UT, Milwaukee, WI and Columbia, SC.  The company is also now licensed in Arizona, New Mexico and Texas and has recently begun initial expansion efforts in each of those states.

For more information on Nicholas, visit www.nicholasfinancial.com.

About Nicholas Financial

Nicholas Financial, Inc. (NASDAQ:NICK) is a specialized consumer finance company, operating branch-based model with offices across the United States. The Company engages primarily in acquiring and servicing automobile finance installment contracts (“Contracts”) for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial originates direct consumer loans (“Direct Loans”) and sells consumer-finance related products.  For an index of Nicholas Financial, Inc’s new releases or to obtain a specific release, please visit our website at www.nicholasfinancial.

## End ##